EXHIBIT 99.1

Contact:
Sean McHugh
Vice President
Investor Relations and Communications
(970) 506-7490 sean.mchugh@swiftbrands.com
SWIFT & COMPANY NAMES MATTHEW D. WINEINGER
PRESIDENT OF SWIFT AUSTRALIA SEGMENT
GREELEY, COLO., November 21, 2006 — Swift & Company, the world’s second-largest processor of fresh beef and pork products, today named Matthew D. Wineinger president of Australia Meat Holdings (“AMH” or “Swift Australia”), a wholly-owned subsidiary of Swift & Company effective November 28, 2006. In this new position, Wineinger will assume responsibility for all operational, sales and marketing functions of AMH including the DR Johnson and Foodpartners segments. Wineinger will report directly to John R. Keir, chief executive officer of AMH. Keir will continue to directly oversee administrative functions such as human resources, finance and accounting.
Wineinger joined Swift & Company in January 2005 as vice president and general manager, retail sales. In May 2006 he was promoted to his most recent position of senior vice president and general manager, retail sales and marketing. Prior to Swift, Wineinger was employed as president of sales, marketing, and research and development at Cargill Meat Solutions from 2000 to 2005.
Swift & Company President and CEO Sam Rovit said, “We are pleased to announce Matt’s promotion to president of Swift Australia. He is a highly talented and experienced red meat industry executive with deep strategic and functional area expertise. I have great confidence in Matt’s ability to work with the current Australian team to make that part of our business even more successful in the future.”
Kevin C. Yost, Swift & Company executive vice president, customers and supply chain, has assumed direct oversight of retail sales and marketing for an interim period pending the naming of Wineinger’s successor.
About Swift & Company
With more than $9 billion in annual sales, Swift & Company is the world’s second-largest processor of fresh beef and pork. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets, and delivers fresh, further processed and value-added beef and pork products to customers in the United States and international markets. For more information, please visit www.swiftbrands.com.
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